Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces Fourth Quarter and Full Year 2016 Results

Fleet Upgrade and Portfolio De-risking Continued in the Fourth Quarter

First Quarter 2017 Dividend of $0.26 per Common Share Declared

Key Financial Metrics

•	Total revenues were $204.7 million for the fourth quarter of 2016 and $773.0 million for the full year

•	Total lease rental[1] revenues were $191.7 million for the fourth quarter and $742.4 million for the full year

•	Net income was $67.7 million, or $0.86 per diluted common share for the fourth quarter, and $151.5 million, or $1.92 per diluted common share, for the full year

•	Adjusted net income[2] was $70.5 million, or $0.90 per diluted common share for the fourth quarter, and $168.5 million, or $2.14 per diluted common share, for the full year

•	Adjusted EBITDA[2] was $220.5 million for the fourth quarter and $768.0 million for the full year

•	Cash ROE[2] of 12.3% in 2016; 8.7% net cash interest margin

Highlights

•	206 aircraft owned and managed for joint ventures

•	Acquired 60 aircraft in 2016 for $1.6 billion, including 57 narrow-body aircraft

•	Sold 30 aircraft in 2016 for $755.9 million; sales included seven wide-body and three freighter aircraft; gain on sale was $39.1 million for the full year

•	Strong lease placement progress during the fourth quarter, including three Singapore A330s; total of two aircraft remaining to place on lease in 2017

[1]	Includes finance and sales-type lease revenue
[2]	Non-GAAP items reconciled in the Appendix

•	Raised $1.3 billion in new financing during 2016 from funding sources worldwide

•	Declared our 43rd consecutive quarterly dividend

Stamford, CT. February 14, 2017 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter 2016 net income of $67.7 million, or $0.86 per diluted common share and adjusted net income of $70.5 million, or $0.90 per diluted common share. Net income for the year ended December 31, 2016 was $151.5 million, or $1.92 per diluted common share, and adjusted net income was $168.5 million, or $2.14 per diluted common share. The fourth quarter results included lease rental revenues of $191.7 million, an increase of 3%, versus $185.7 million in the fourth quarter of 2015. For the full year 2016, lease rental revenues were $742.4 million, versus $741.1 million in 2015.

“The Board is very pleased with Aircastle’s strong 2016 financial performance, and the outstanding effort put forth by the leadership team,” said Peter V. Ueberroth, Aircastle’s Chairman of the Board, speaking on behalf of the Board of Directors.

Mr. Ueberroth added, “We are all looking forward to Ron Wainshal’s full recovery and to his speedy return to the helm of our organization. The company’s management is deep and capable, and under the current leadership of Mike Inglese as acting CEO, we are highly confident the team will capably execute Aircastle’s business plan.”

Commenting on Aircastle’s results, Mike Inglese, Acting Chief Executive Officer, stated, “During the fourth quarter and full year 2016, Aircastle achieved solid earnings growth and generated a strong cash return on equity. At the same time, we seized on opportunities in a dynamic market environment, further expanding the fleet and significantly improving asset quality as we continue to de-risk the business.”

Mr. Inglese continued, “Aircastle took important steps to profitably grow the Company in 2016, with an emphasis on capitalizing on attractive narrow-body opportunities. Specifically, we completed $1.6 billion in aircraft acquisitions during the year, with more than $600 million closing in the fourth quarter. Profitable sales also remained a priority for Aircastle in 2016, as we sold 30 aircraft and further reduced our exposure to the wide-body and freighter markets.”

Mr. Inglese concluded, “We enter 2017 in a strong position with a lot of flexibility. We have significantly transformed our portfolio to focus on narrow-body aircraft, continued to successfully place aircraft and have limited capital commitments. Our success raising $1.3 billion in financing during 2016 has also provided Aircastle with significant liquidity to continue to grow the Company and opportunistically provide value-added solutions to potential sellers of aircraft.”

Financial Results

(in thousands, except share data)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total Revenues	$204,653	$208,267	$772,958	$819,202
Adjusted EBITDA	$220,493	$210,972	$767,953	$832,105
Net income	$67,724	$50,641	$151,453	$121,729
Per common share – Diluted	$0.86	$0.63	$1.92	$1.50
Adjusted net income	$70,525	$54,264	$168,527	$142,271
Per common share – Diluted	$0.90	$0.67	$2.14	$1.75

Fourth Quarter Results

Total revenues for the fourth quarter were $204.7 million, a decline of $3.6 million, driven by lower maintenance revenue and lease end termination fees. Maintenance revenues in the fourth quarter of 2015 were $2.9 million higher versus the current year’s fourth quarter due to an unscheduled lease termination with an airline in Russia in the prior year.

Net income for the quarter was $67.7 million, up $17.1 million year-over-year, while adjusted net income was $70.5 million, an increase of $16.3 million. The improvement in both was due to a $16.1 million reduction in non-cash impairment charges along with higher gains on the sale of flight equipment of $9.2 million, partially offset by higher interest expense of $7.7 million.

Adjusted EBITDA for the fourth quarter was $220.5 million, up $9.5 million, due to $9.2 million of higher gains on sale of flight equipment in 2016 versus 2015.

Full Year Results

Lease rental revenues totaled $742.4 million, an increase of $1.3 million versus the previous year. Total revenues in 2016 were $773.0 million, a decline of $46.2 million versus the previous year. The decrease in total revenues was driven by a $37.5 million reduction in maintenance revenues and a $10.4 million decline in lease end termination fees due to a lower number of aircraft that came off lease during 2016 compared to the previous year.

Net income for the full year was $151.5 million, up $29.7 million year-over-year, while adjusted net income was $168.5 million, an increase of $26.3 million. The improvements were primarily driven by a $91.3 million reduction in non-cash aircraft impairment charges, partially offset by lower maintenance revenues, lower gain on sale and lower lease termination fees, which declined a combined $66.8 million.

Adjusted EBITDA for the full year was $768.0 million, down $64.2 million versus 2015, reflecting a $37.5 million decline in maintenance revenue, lower gains from the sale of flight equipment of $18.9 million, and a $10.4 million decrease in lease termination fees mainly associated with the disposal of freighter aircraft during 2015.

Aviation Assets

During 2016, we acquired 60 aircraft for $1.6 billion, including 28 aircraft for $635.8 million during the fourth quarter. The average age of the aircraft acquired during 2016 was 7.4 years and the leases had an average remaining term of approximately 5.4 years. Of the 60 aircraft purchased during the year, 57 aircraft were narrow-bodies.

We currently have acquired or committed to acquire three aircraft in 2017 for $137.3 million. Including our order commitment with Embraer for 25 E-2 aircraft, we have commitments to acquire a total of 28 aircraft for $1.1 billion through 2021.

During 2016, we sold 30 aircraft for net proceeds of $755.9 million, and realized a gain on the sale of flight equipment of $39.1 million. The average age of the aircraft sold during 2016, excluding sales to our joint ventures, was 15.0 years.

In the fourth quarter of 2016, we completed the sale of eleven aircraft, including two wide-body and one freighter aircraft. Full year sales included seven wide-body and three freighter aircraft. Our portfolio sales reduced our freighter exposure to eight aircraft, accounting for 8% of our total fleet net book value.

As of December 31, 2016, Aircastle owned 193 aircraft having a net book value of $6.5 billion. We also managed thirteen aircraft with a net book value of $689 million on behalf of our joint ventures with Ontario Teachers’ Pension Plan and IBJ Ltd. of Japan.

	As of December 31, 2016(1)	As of December 31, 2015(1)	As of December 31, 2014(1)
Owned Aircraft
Total Flight Equipment Held for Lease ($ mils.)	$6,508	$6,068	$5,686
Unencumbered Flight Equipment Held for Lease ($ mils.)	$4,614	$3,928	$3,341
Number of Aircraft	193	162	148
Number of Unencumbered Aircraft	156	118	95
Weighted Average Fleet Age (years)(2)	7.9	7.5	8.4
Weighted Average Remaining Lease Term (years)(2)	5.1	5.9	5.4
Weighted Average Fleet Utilization for the year ended(3)	98.9%	99.3%	99.6%
Portfolio Yield for the year ended(4)	12.4%	12.7%	13.4%
Net Cash Interest Margin(5)	8.7%	9.2%	10.1%
Managed Aircraft on behalf of Joint Ventures
Flight Equipment	$689	$484	$505
Number of Aircraft	13	5	5

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted by net book value.
(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(4)	Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue, management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.
(5)	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

2016 Financing Activity

We raised $1.3 billion of new financing during 2016. This included $500 million of Senior Notes due in 2023, $434 million of secured bank financing in Europe and a $135 million unsecured revolving credit facility in the Asian market. We also raised $120 million of unsecured financing with Japanese banks and increased the size of our existing revolving credit facility by $75 million to $675 million. The capital raised during the year provides us with an enhanced liquidity profile and significant financial flexibility.

Common Dividend

On February 9, 2017, Aircastle’s Board of Directors declared a first quarter 2017 cash dividend on its common shares of $0.26 per share, payable on March 15, 2017 to shareholders of record on February 28, 2017. Since 2011, Aircastle has increased the dividend seven times for a total increase of 260% over that period.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, February 14, 2017 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (877) 741-4244 (from within the U.S. and Canada) or (719) 325-4834 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “7920472”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Thursday, March 16, 2017 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “7920472”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2016, Aircastle owned and managed on behalf of its joint ventures 206 aircraft leased to 71 customers located in 36 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$455,579	$155,904
Accounts receivable	6,035	8,566
Restricted cash and cash equivalents	53,238	98,137
Restricted liquidity facility collateral	—	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,224,899 and $1,306,024, respectively	6,247,585	5,867,062
Net investment in finance and sales-type leases	260,853	201,211
Unconsolidated equity method investment	72,977	50,377
Other assets	148,398	123,707

Total assets	$7,244,665	$6,569,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,219,034	$1,146,238
Borrowings from unsecured financings, net of debt issuance costs	3,287,211	2,894,918
Accounts payable, accrued expenses and other liabilities	127,527	131,058
Lease rentals received in advance	62,225	67,327
Liquidity facility	—	65,000
Security deposits	122,597	115,642
Maintenance payments	591,757	370,281

Total liabilities	5,410,351	4,790.464

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 78,593,133 shares issued and outstanding at December 31, 2016; and 80,232,260 shares issued and outstanding at December 31, 2015	786	802
Additional paid-in capital	1,521,190	1,550,337
Retained earnings	315,890	241,574
Accumulated other comprehensive loss	(3,552)	(13,213)

Total shareholders’ equity	1,834,314	1,779,500

Total liabilities and shareholders’ equity	$7,244,665	$6,569,964

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Lease rental revenue	$187,550	$183,394	$725,220	$733,417
Finance and sales-type lease revenue	4,164	2,306	17,190	7,658
Amortization of lease premiums, discounts and lease incentives	(4,934)	(376)	(10.353)	(10,664)
Maintenance revenue	12,987	15,901	33,590	71,049

Total lease revenue	199,767	201,225	765,647	801,460
Other revenue	4,886	7,042	7,311	17,742

Total revenues	204,653	208,267	772,958	819,202

Operating expenses:
Depreciation	77,298	81,245	305,216	318,783
Interest, net	67,170	59,514	255,660	243,577
Selling, general and administrative (including non-cash share based payment expense of $2,105 and $1,556 for the three months ended and $7,901 and $5,537 for the twelve months ended December 31, 2016 and 2015, respectively)	14,989	13,535	61,872	56,198
Impairment of aircraft	1,400	17,477	28,585	119,835
Maintenance and other costs	2,269	2,376	7,773	11,502

Total expenses	163,126	174,147	659,106	749,895

Other income (expense):
Gain on sale of flight equipment	24,194	14,983	39,126	58,017
Other	3,663	578	3,527	919

Total other income (expense)	27,857	15,561	42,653	58,936

Income from continuing operations before income taxes	69,384	49,681	156,505	128,243
Income tax provision	3,525	734	12,307	12,771
Earnings of unconsolidated equity method investment, net of tax	1,865	1,694	7,255	6,257

Net income	$67,724	$50,641	$151,453	$121,729

Earnings per common share — Basic:
Net income per share	$0.86	$0.63	$1.92	$1.50

Earnings per common share — Diluted:
Net income per share	$0.86	$0.63	$1.92	$1.50

Dividends declared per share	$0.26	$0.24	$0.98	$0.90

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$151,453	$121,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	305,216	318,783
Amortization of deferred financing costs	18,508	14,878
Amortization of net lease discounts and lease incentives	10,353	10,664
Deferred income taxes	6,156	(6,889)
Non-cash share based payment expense	7,901	5,537
Cash flow hedges reclassified into earnings	9,662	24,023
Security deposits and maintenance payments included in earnings	(23,123)	(35,843)
Gain on the sale of flight equipment	(39,126)	(58,017)
Impairment of aircraft	28,585	119,835
Other	(6,867)	(896)
Changes on certain assets and liabilities:
Accounts receivable	832	(5,406)
Other assets	(1,089)	(5,033)
Accounts payable, accrued expenses and other liabilities	(4,014)	7,255
Lease rentals received in advance	3,645	15,665

Net cash provided by operating activities	468,092	526,285

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(1,331,059)	(1,320,669)
Proceeds from sale of flight equipment	755,898	562,518
Restricted cash and cash equivalents related to sale of flight equipment	17,000	(17,000)
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(9,628)	(6,812)
Net investment in finance leases	(78,892)	(91,648)
Collections on finance leases	19,413	9,559
Unconsolidated equity method investment and associated costs	(18,048)	—
Other	(839)	(610)

Net cash used in investing activities	(646,155)	(864,662)

Cash flows from financing activities:
Repurchase of shares	(37,337)	(20,881)
Proceeds from secured and unsecured debt financings	1,054,250	975,000
Repayments of secured and unsecured debt financings	(588,778)	(681,393)
Deferred financing costs	(18,890)	(11,881)
Restricted secured liquidity facility collateral	65,000	—
Liquidity facility	(65,000)	—
Restricted cash and cash equivalents related to financing activities	27,899	17,747
Security deposits and maintenance payments received	171,672	152,391
Security deposits and maintenance payments returned	(51,658)	(33,398)
Other	(2,283)	—
Dividends paid	(77,137)	(72,960)

Net cash provided by (used in) financing activities	477,738	324,625

Net increase in cash and cash equivalents	299,675	(13,752)
Cash and cash equivalents at beginning of year	155,904	169,656

Cash and cash equivalents at end of year	$455,579	$155,904

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$204,653	$208,267	$772,958	$819,202
EBITDA[1]	$220,651	$192,510	$734,989	$707,524
Adjusted EBITDA[1]	$220,493	$210,972	$767,953	$832,105
Adjusted net income[1]	$70,525	$54,264	$168,527	$142,271
Adjusted net income allocable to common shares[1]	$69,918	$53,828	$167,129	$141,191
Per common share – Basic	$0.90	$0.67	$2.14	$1.75
Per common share – Diluted	$0.90	$0.67	$2.14	$1.75
Basic common shares outstanding	77,957	80,263	78,161	80,489
Diluted common shares outstanding	78,021	80,263	78,204	80,489

[1]	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income	$67,724	$50,641	$151,453	$121,729
Depreciation	77,298	81,245	305,216	318,783
Amortization of net lease discounts and lease incentives	4,934	376	10,353	10,664
Interest, net	67,170	59,514	255,660	243,577
Income tax provision	3,525	734	12,307	12,771

EBITDA	$220,651	$192,510	$734,989	$707,524
Adjustments:
Impairment of aircraft	1,400	17,477	28,585	119,835
Non-cash share-based payment expense	2,105	1,556	7,901	5,537
Gain on mark-to-market of interest rate derivative contracts	(3,663)	(571)	(3,522)	(791)

Adjusted EBITDA	$220,493	$210,972	$767,953	$832,105

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income	$67,724	$50,641	$151,453	$121,729
Ineffective portion and termination of hedges(1)	—	(54)	—	455
Gain on mark-to-market of interest rate derivative contracts(2)	(3,663)	(571)	(3,522)	(791)
Loan termination fee(1)	3,451	—	4,960	—
Write-off of deferred financing fees(1)	908	—	2,880	—
Non-cash share-based payment expense(3)	2,105	1,556	7,901	5,537
Term Financing No. 1 hedge loss amortization charges(1)	—	—	—	4,401
Securitization No. 1 hedge loss amortization charges (1)	—	2,692	4,855	10,940

Adjusted net income	$70,525	$54,264	$168,527	$142,271

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Management believes that Adjusted Net Income (“ANI”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance, and provides additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

					Distributions in
					excess (less		Average
		Finance Lease	Gain (Loss) on		than) Equity		Shareholders’	12 Month Cash
	CFFO	Collections	Sale of Eqt.	Deprec.	Earnings	Cash Earnings	Equity	ROE
2011	$359,377		$39,092	$242,103		$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920		$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924		$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	($530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	($1,782)	$219,633	$1,789,256	12.3%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (Cash ROE) when viewed in conjunction with the Company’s results under US GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

		Quarterly		Annualized Net
		Rental		Cash Interest
	Average NBV	Revenue	Cash Interest(1)	Margin(2)
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$40,021	10.0%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%

1.	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively. Also excludes loan termination payments of $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016 respectively.
2.	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized. Based on the growing level of finance and sales-type lease revenue, management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the First Quarter of 2017

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q1:17
Lease rental revenue	$188 - $192
Finance lease revenue	$4 - $5
Maintenance revenue	$4 - $12
Amortization of net lease discounts and lease incentives	($2) - ($3)
SG&A1	$15 - $16
Depreciation	$77 - $79
Interest, net	$61 - $63
Gain on sale	$7 - $11
Full year effective tax rate	9% - 11%

1.	Includes ~$2.4M of non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2016		Year Ended December 31, 2016
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares(1) - Basic:
Common shares outstanding – Basic	77,957	99.14%	78,161	99.17%
Unvested restricted common shares	677	0.86%	654	0.83%

Total weighted-average shares outstanding	78,634	100.00%	78,815	100.00%

Net income allocation
Net income	$67,724	100.00%	$151,453	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(583)	(0.86%)	(1,257)	(0.83%)

Earnings available to common shares	$67,141	99.14%	$150,196	99.17%

Adjusted net income allocation
Adjusted net income	$70,525	100.00%	$168,527	100.00%
Amounts allocated to unvested restricted shares	(607)	(0.86%)	(1,398)	(0.83%)

Amounts allocated to common shares	$69,918	99.14%	$167,129	99.17%

(1)	For the three and twelve months ended December 31, 2016, dilutive shares represented contingently issuable shares related to the Company’s PSUs.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2015		Year Ended December 31, 2015
	Shares	Percent(1)	Shares	Percent(1)
Weighted-average shares:
Common shares outstanding – Basic	80,263	99.20%	80,489	99.24%
Unvested restricted common shares	650	0.80%	616	0.76%

Total weighted-average shares outstanding	80,912	100.00%	81,105	100.00%

Net income allocation
Net income	$50,641	100.00%	$121,729	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(407)	(0.80%)	(924)	(0.76%)

Earnings available to common shares	$50,234	99.20%	$120,805	99.24%

Adjusted net income allocation
Adjusted net income	$54,264	100.00%	$142,271	100.00%
Amounts allocated to unvested restricted shares	(436)	(0.80%)	(1,080)	(0.76%)

Amounts allocated to common shares	$53,828	99.20%	$141,191	99.24%

(1)	Percentages rounded to two decimal places.